Exhibit 19.1

Policies and Procedures Regarding Inside and Proprietary Information

January 2024

As a Registered Investment Advisor, Silvercrest and its affiliates and the Associated Persons who work there have access to a variety of Firm assets, and to proprietary information of the Firm and third parties. Firm assets are not limited to funds and tangible property, but also include software and other technology, information, patents, know-how and anything else of potential value to the Firm. The Firm’s funds, property and other assets are to be used solely in the legitimate pursuit of the Firm business, consistent with the Firm’s policies and procedures. At times, Associated Persons may possess Material, Nonpublic information (“MNPI”). That information may constitute "inside" information for purposes of federal securities laws. Other MNPI is "proprietary" to Silvercrest. MNPI and proprietary information should be kept confidential by Associated Persons and used solely for the valid business purposes of Silvercrest and its clients.

The policies and procedures contained in this Compliance Memorandum are designed to (1) set forth the Firm’s guidelines for the use of Firm Assets; (2) provide for the proper handling of MNPI and proprietary information; (3) prevent violations of laws and regulations prohibiting the misuse of MNPI or proprietary information; and (4) avoid situations that might create an appearance that MNPI or proprietary information has been misused.

All capitalized terms used herein shall have the meaning set forth in the Firm’s Code of Conduct and Ethics, unless otherwise defined herein.

1.
Silvercrest Assets

The Firm prohibits use of its assets by Associated Persons for personal, improper or unethical purposes and requires Associated Persons to accurately account for use of the Firm’s assets.

Personal Use of Firm Funds or Property: Personal use of Firm assets is prohibited. No Associated Person shall appropriate or permit any other Associated Person to appropriate Firm funds or property for personal use. Misappropriation of Firm assets is theft and may subject an employee to civil, criminal and regulatory penalties as well as possible termination of employment.

Improper Expenditures: Firm assets must be used solely for the purpose stated in the documents requesting the disbursement or payment of Firm assets. No payment or disbursement will be approved if any part of the Firm’s assets is to be used for an undisclosed purpose.

Payments to Others: The Firm prohibits use of its assets to attempt to purchase privileges, obtain or retain business for the Firm or others, influence the outcome of a particular transaction or events, or to obtain special benefits through the payment of bribes, kickbacks or any other form of improper payoff.

Ordinary and usual business travel and entertainment activities that conform to the Firm’s Policies and Procedures Regarding Business Gifts and Entertainment do not constitute improper payments to others. The Firm recognizes that appropriate entertainment of clients is a normal part of the Firm’s business and provides opportunities to build relationships that foster the trust that is necessary for the Firm’s business. Associated Persons should consult the Firm’s Policies and Procedures Regarding Business Gifts and Entertainment for specifics on acceptable business gifts and entertainment practices.

Associated Persons are specifically prohibited from: (i) directly or indirectly offering favorable recommendations as consideration or inducement for the receipt of compensation or business by the Firm (ii) accepting any compensation, income, incentive or benefit from a third party in exchange for making a specific investment recommendation or expressing a view of a particular issuing company.

2.
Inside and Proprietary Information

The Firm and its Associated Persons may come into possession of inside, confidential and proprietary information, including MNPI, relating to, among other things, clients, issuers and securities transactions. As a general rule, employees are prohibited from disclosing non-public confidential and proprietary information regarding the past, present and future activities of the Firm and its clients without prior authorization. This prohibition also applies to information designated by the Firm as confidential. Because insider trading undermines investor confidence in the fairness and integrity of the securities markets, the SEC has treated the detection and prosecution of insider trading violations as one of its enforcement priorities.

(a) Proprietary Silvercrest Information

Some examples of confidential and proprietary information of the Firm are client lists, marketing and product development plans, information about Firm personnel, such as compensation, information relating to Firm computer and electronic systems and processes, including passwords and access codes, and information regarding the firm’s strategies, investments on behalf of clients, analyses and issuer information.

No Associated Person may purchase or sell a security, cause the purchase or sale of a security or recommend or solicit the purchase or sale of a security for any Account on the basis of MNPI relating to that security, except when the information was created or obtained for the purpose of such purchase or sale.

No Associated Person may purchase or sell or cause the purchase or sale of a security for any Account while in possession of information concerning material research information, opinions, or recommendations related to such security prior to the release of the information, opinions, or recommendations.

No Associated Person may purchase or sell, cause the purchase or sale, or recommend or solicit the purchase or sale, of a security for any account in anticipation of a price change resulting from a contemplated block transaction in the security or a derivative thereof for another account.

No Associated Person may disclose proprietary information to others, except as required in the course of the Associated Person’s work for Silvercrest and in accordance with these policies and procedures.

Information relating to another Associated Person’s medical, financial, employment, legal, or personal affairs is confidential and may not be disclosed to any person, within or outside of the Firm, without the Associated Person’s consent or for a proper purpose authorized by the Compliance Officer.

(b) MNPI

Some information concerning issuers is considered inside information or MNPI. The definitions of Material and Non-Public are set forth in the Firm’s Code of Conduct and Ethics. Generally, information is nonpublic when it has not been published and become available to investors. It is material when a reasonable investor would consider the information important in deciding whether to buy or sell the security to which the information relates. Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Insider trading violations may also include "tipping"

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such information, securities trading by the person "tipped," and securities trading by those who misappropriate such information.

Associated Persons should comply with the following guidelines in connection with MNPI.

(i) No Associated Person may purchase or sell a security or cause the purchase or sale of a security for any Account while in possession of MNPI relating to that security.

(ii) No Associated Person may recommend or solicit the purchase or sale of any security while in possession of MNPI relating to that security.

(iii) No Associated Person may disclose MNPI to others, except disclosures made in accordance with Silvercrest policies and procedures to other personnel or persons outside the Firm (such as outside counsel or the client's attorneys or accountants) who have a valid business reason for receiving such information -- i.e., who have a "need to know" the information in order to carry out the assignment for Silvercrest or its client or prospective client.

(iv) No Associated Person may make any effort to obtain MNPI from any other employee, unless the employee needs to know the information in order to perform his or her work for Silvercrest.

(v) MNPI obtained from a client, prospective client or other third party may be used only for the specific purpose for which it was given.

(vi) No Associated Person may make any effort to obtain MNPI from any third party, including without limitation officers, directors, or employees of an issuing company to which the MNPI relates.

(c) Discussions with Issuers

Silvercrest may engage in active dialogue with officers, directors, or employees of an issuing company that is recommended or are being considered for recommendation by Silvercrest for investment by its clients or otherwise (“an Issuing Company Representative”). The main objective of our discussions with Issuing Company Representatives is to improve our understanding of the company’s business model and the industry in which the company operates. In many cases, we address topics or discuss information with which we are already familiar, but seek to do so face-to-face, in order to evaluate the Issuing Company Representatives themselves.

Associated Persons must make every effort to avoid discussing topics which could lead to the intentional or inadvertent disclosure by an Issuing Company Representative of MNPI. Associated Persons may not ask questions of Issuing Company Representatives which cannot be answered without the disclosure of MNPI. Specifically, topics to avoid include financial results concerning fiscal periods for which financial results have not yet been reported or disclosed publicly, undisclosed merger or acquisition activity or other corporate actions, unexecuted or unannounced sales of the company’s securities by insiders or others, and financing or investments in the company by third parties.

When members of the equity research team visit or conduct conference calls with employees of companies the equity securities of which the firm is considering recommending for investment by clients, but before any such investments are actually made, the following information regarding that meeting will be recorded and communicated to the compliance department: company name,

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names of attendees, date. Between the date on which the first meeting takes place and the date on which Silvercrest recommends a purchase of the company’s equity securities, employees and clients of the firm will be restricted from trading those securities without the prior approval of the Compliance Officer.

(d) Expert Networks

While Silvercrest may use independent research reports and information obtained from issuers themselves, prior to engaging an “expert network,” the Chief Compliance Officer must review the proposed agreement and the details of the arrangement. An “expert network” is a third party consultant that provides intelligence on trends, issues, regulations and dynamics affecting particular industries and companies in exchange for transaction-based fees other than broker-dealers and traditional research services. MNPI received from an expert network will be treated as all other MNPI in accordance with this policy and procedure.

3.
Non-Investment Personnel

As a general matter, no Associated Person (other than those who are designated as Investment Personnel) should seek or obtain access to Advisory Information. In the event that an Associated Person (other than an Associated Person designated as an Investment Person) should come into possession of Advisory Information, he or she should refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which such information relates, without the prior written approval of the Compliance Officer.

4. Protection of Material, Nonpublic Information

No Associated Person shall intentionally seek, receive, or accept information that he or she believes may be Material and Nonpublic except with the written approval of, and subject to any and all restrictions imposed by, the Compliance Officer.

On occasion, a company may, as a means to seek investors in restricted or private-placement securities issued by it, send to the Firm materials that contain MNPI or other confidential information. Typically, such materials will be accompanied by a transmittal letter (and an inner, sealed package) or will be subject to a non-disclosure agreement that indicates the confidential nature of the enclosed materials and that the opening of the inner package constitutes an agreement to maintain the confidentiality of the information. In this circumstance, any Associated Person receiving any such materials (regardless of whether he or she has been designated as an Investment Person) should consult with the Compliance Officer.

In the event that an Associated Person (regardless of whether he or she has been designated as an Investment Person) comes into possession of information concerning any company or the market for its securities that the Associated Person believes may be MNPI, the Associated Person should notify the Compliance Officer. In addition, such Associated Person shall refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which such information relates, without the prior written approval of the Compliance Officer.

5. False Information

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In the course of communicating news and public information to our clients and others, Associated Persons should avoid speculating with respect to facts which have not been substantiated and published by a reliable news source, public filing or company press release. Commentary and advice regarding established and published facts are permissible. But Associated Persons should not spread or participate in the spreading of rumors, whether known to be false or otherwise.

6. Procedures To Safeguard Firm Assets, and Material, Nonpublic and Other Confidential Information

In the handling of MNPI and other confidential information, including Advisory Information, Associated Persons shall take appropriate steps to safeguard the confidentiality of such information. Without limiting the preceding general obligation, the following policies shall be followed in order to secure confidential information. Exceptions to these policies may be granted by the Compliance Officer if circumstances warrant.

(a)
Computer Log in / Log out Policies. Network passwords will expire every 90 days and require a minimum of seven (7) characters, in addition to other complexity requirements. A user cannot reuse any of the last five (5) passwords. Users should lock or log off from their computer when leaving it unattended for extended periods (by pressing Ctrl-Alt-Delete and selecting lock or log off). If the incorrect password is entered five times in a row, access will be denied, and the account will be locked. The user’s account can be unlocked by the Rhodian service desk.

(b)
Remote Access / Use of Public Computers / Two-Factor Authentication. Users will be required to enter two separate and distinct passwords: first, the network password discussed above (in “Computer Log in / Log out Policies”); and second, a six-character password that users receive by text message to their mobile telephone, which expires after 120 seconds. Silvercrest Virtual Desktop will be timed out automatically after twenty (20) minutes of inactivity. When accessing confidential information from a computer in a public place, all reasonable precautions should be taken to ensure that others are not able to see such information. Users should lock or log off from their remote computer when leaving it unattended, including when working from home.
(c)
Suspicious E-mails. Suspicious e-mails should not be forwarded. Upon receipt, users should notify the IT Department help desk, Dean Dewey, Rohan Kalyanpur, the Compliance Department, and any Associated Person being impersonated, when applicable, with a screenshot of the suspicious electronic mail.
(d)
Instant Messaging. Due to the security weaknesses of most IM platforms, Associated Persons should not use Instant Messaging (“IM”) for the transmission of Confidential Information which would be otherwise permissible for communication.
(e)
Personal E-mail Accounts. No use of personal e-mail accounts for the delivery of Confidential Information due to the security weaknesses of many personal e-mail platforms.
(f)
Portable devices. Associated persons should activate the password functionality on their portable devices so that e-mails, contacts, and other information may not be accessed unless a password is entered. Contact the firm’s Head of Technology for assistance. In the event that a portable device containing Confidential Information is lost or stolen, Associated

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persons must immediately notify the firm’s Head of Technology so that the service can be disabled, and the contents of the device can be deleted remotely. Users may not and the firm’s systems and technology will not permit users to transfer information between the device’s local desktop and the firm’s Rhodian environment.
(g)
Silvercrest has provided a text messaging solution for employees to communicate regarding business matters through their personal mobile phones using Zoom phones. Those messages are sent and received through each Associated Person’s business telephone number.
(h)
Care of Physical Documents and Files. When not in use, files containing confidential information should be placed in locked file cabinets. Documents containing confidential information should be filed or disposed of properly (in a shredding disposal container). Doors to offices that have documents and/or files containing Confidential information should be locked at night or the Confidential Information should be stored in locked desks or cabinets inside those offices.

Associated Persons who misuse MNPI, confidential information or proprietary information risk civil and criminal penalties (including imprisonment), administrative actions by the Securities and Exchange Commission (“SEC”) and termination of employment. In addition, violators as well as persons controlling violators may be subject to the payment of civil damages and penalties, or suspension or termination of his or her registration as a member of the securities industry. Given the potentially severe penalties, Associated Persons should contact the Compliance Officer for guidance on questions relating to inside, confidential or proprietary information.

4.
Monitoring Compliance with These Policies and Procedures

Because the Firm's computer, E-Mail, and voice-mail systems are the sole property of Silvercrest, the Firm reserves the right to monitor or access all E-Mail, voice-mail and other electronic communications systems on a regular or other basis to assure compliance with these guidelines, Silvercrest policies, or for other business-related reasons. By your continued employment at Silvercrest, and use of the firm’s systems and electronic communications, you consent to this monitoring and consent to Silvercrest reading any such communication to or from you, regardless of whether you have first read the communication, to the fullest extent permitted by law.

The Compliance Officer or his or her designee shall review duplicate confirmations and periodic account statements for Related Accounts. This review is designed to identify trades that may violate the prohibitions regarding insider trading and manipulative and deceptive devices contained in the federal and state securities laws and Securities and Exchange Commission rules and regulations. The Compliance Officer or his or her designee shall indicate his or her review of duplicate confirmations and periodic account statements by initialing such copies.

The Compliance Officer or his or her designee shall inquire into and investigate for possible misuse of material, nonpublic and other confidential information, including Advisory Information, in transactions in Associated Person Accounts and Related Accounts. In conducting inquiries and investigations into trading in these Accounts, the Compliance Officer or his or her designee shall consider reasonable criteria, including consideration of the timing or unusual nature of the transaction (such as whether the Associated Person traded on a short-term basis or in a size or dollar amount larger than his or her normal trading pattern).

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The Compliance Officer or his or her designee shall prepare a written record of each of his or her inquiries or investigations in this area. This record shall include: (i) the name of the Associated Person involved; (ii) the name of any security involved; (iii) the date the inquiry or investigation was commenced; (iv) the identity of any Related Account involved; and (v) a summary of the disposition of the inquiry or investigation. Copies of the written record concerning each inquiry or investigation, along with any analyses, inter-office memoranda, and statements of Associated Persons must be maintained in the Firm's records.

Associated Persons are encouraged to contact the Compliance Officer with any questions regarding the Firm’s Policies and Procedures Regarding Inside and Proprietary Information.

Silvercrest Asset Management Group LLC

Non-Public Information Disclosure Form

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Name of Security:__________________________________

Ticker:______________

Date information received:_________________

Name of Silvercrest employee receiving information:______________________________

Please write a brief description, including who gave you information and in what format you received the information and any other relevant details.

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

Employee (E-)Signature:_________________________________

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